EXHIBIT (11.1)


THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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(All amounts in thousands, except per share amounts)

                                                     First Quarter Ended
                                                    --------------------
                                                     March 31,   April 2,
                                                       1996        1995
                                                      -------     -------


NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                   $36,346     $61,742
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AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding         52,779      56,759

  Dilutive effect of stock options after
   application of treasury stock method                  693         909
                                                     -------     -------
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                        53,472      57,668
                                                     =======     =======
PRIMARY NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                                    $   .68      $ 1.07
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